Exhibit 99.1

AMERICAN MEDIA, INC. SUCCESSFULLY COMPLETES
FIRST LIEN NOTES REDUCTION

NEW YORK, March 21, 2016 - American Media, Inc. (AMI) today announced the successful completion of the previously-announced first lien notes reduction. Bondholders have exchanged approximately $59 million of the company’s first lien notes due in 2017 for approximately $76 million of the company’s existing 7% second lien notes due in 2020.

In addition, AMI separately issued approximately $76 million of 7% second lien notes to equity investors in the company.

These transactions result in a decrease of AMI’s first lien notes to approximately $213 million and an increase of 7% second lien notes to approximately $191 million.

“We are pleased to announce the completion of the first lien notes reduction, which strengthens AMI’s balance sheet and better positions us to refinance the remaining first lien notes,” said David J. Pecker, Chairman, President and CEO of AMI.  He added that the company will continue to monitor the capital markets for an opportunity to refinance on favorable terms.

About American Media, Inc.:
American Media, Inc. (AMI) owns and operates the leading print and digital celebrity and active lifestyle media brands in the United States. AMI's titles include National Enquirer, Star, OK!, Globe, National Examiner, Soap Opera Digest, Men's Fitness, Muscle & Fitness, Flex and Muscle & Fitness Hers. AMI also manages 10 different digital sites including RadarOnline.com, OKmagazine.com, MensFitness.com and MuscleandFitness.com. AMI's magazines have a combined total circulation of 2.1+ million and reach more than 37 million men and women each month. AMI's digital properties reach an average of 50 million unique visitors and over 350 million page views monthly.

Contact:
Christopher Polimeni
Executive Vice President and Chief Financial Officer
American Media, Inc.
212.545.4829